                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                         SEC FILE NUMBER 0-20558


(Check One):                                            CUSIP NUMBER 640938-10-5

[X] Form 10-K       [ ] Form 20-F       [ ] Form 10-Q       [ ]Form N-SAR


     For Period Ended:  February 29, 2004
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     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR


     For Transition Period Ended:
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     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
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  Full Name of Registrant: Healthtrac, Inc.
  Address of Principal Executive Office (Street and Number): 539 Middlefield
  Road
  City, State and Zip Code:  Redwood City, CA 94063
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PART II -- RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                    (a) The reasons described in reasonable detail in Part II I
       [X] of this form could not be eliminated without unreasonable effort or expense;

                    (b) The subject annual report, semi-annual report,
                  transition report on Form 10-K, Form 20-F, Form 11-K or Form NSAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

                    (c) The accountant's statement or other exhibit required by
                  Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant's Annual Report on Form 10-K for the year ended February 29, 2004 could not be filed within the prescribed time period as a result of the Registrant being unable to resolve fee issues with its independent auditors, KPMG LLP. In addition, the current annual financial statements have not yet been finalized as a result of the need to restate prior financial results. The restatement will affect revenue associated with ongoing operations versus discontinued business units. Accordingly, the Form 10-K cannot be completed without unreasonable effort or expense.

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PART IV -- OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification.


          Tony Z. DiCostanzo           (650)               248-4422
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               (Name)                (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                  [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                 Healthtrac, Inc.
            ------------------------------------------------------------
                  (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  June 1, 2004                          By: /s/ Tony Z. DiCostanzo
                                           ----------------------------------
                                                  Tony Z. DiCostanzo
                                                  Chief Financial Officer